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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to the Registration Statement on Form S-4 of IXC Communications, Inc. for the registration of the $450 million 9% Senior Subordinated Notes due 2008 and to the incorporation by reference therein of our report dated February 28, 1998, with respect to the consolidated financial statements of IXC Communications, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

Austin, Texas

June 18, 1998